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Exhibit 4.2

Amendment No. 1 to

REGISTRATION RIGHTS AGREEMENT

by and among

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED,

AIG GLOBAL SPORTS AND ENTERTAINMENT FUND, L.P.

and

THE OTHER INVESTORS LISTED HEREIN

Dated as of November 21, 2003

REGISTRATION RIGHTS AGREEMENT

        The signatories hereto (as well as certain other Investors) entered into a REGISTRATION RIGHTS AGREEMENT, dated as of December 31, 2002 (the "Registration Rights Agreement") and a Stock Purchase Agreement, dated as of December 31, 2002 (the "Stock Purchase Agreement"), concerning the issuance and sale to the Investors, of shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), of the Company. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the Registration Rights Agreement.

        WHEREAS, the signatories own the Registrable Securities set forth on the signature page hereto, which collectively represent more than a majority of outstanding Registrable Securities owned by all Investor Stockholders; and

        WHEREAS, in order to facilitate the Investors' future resale of Common Stock that was acquired upon conversion of the Series C Preferred Stock, the Company expended significant internal and professional resources to expeditiously file a registration statement under the Securities Act concerning such shares.

        NOW, THEREFORE, in consideration of the Company's efforts described above and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the following provisions of the Registration Rights Agreement as follows (the Agreement, as so amended constituting the "Amended Agreement"):

        Section 6(b) is amended and superseded in its entirety by the following:

          6      (b)    Restrictions on Public Sale by the Company.    The Company agrees not to effect any public sale or distribution of any of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities (excluding in any case (i) any offering of the Company's securities pursuant to Rule 144A ("Rule 144A Offerings"), or any other recognized exemption from registration, under the Securities Act and (ii) registrations on Form S-4 or S-8 or any successor thereto and registrations on Form S-3 or any other applicable form relating to the registration of resales of securities acquired pursuant to Rule 144A Offerings) to the same extent and for the same period that the Company's executive officers and directors agree not to effect any sale of Company Common Stock following the effective date of any Specified Registration Statement. For purposes of the Amended Agreement, a "Specified Registration Statement" means a Registration Statement filed by the Company pursuant to a Demand Registration in which the Designated Holders of Registrable Securities are participating and such registration covers a firm commitment underwritten offering of at least $50 million in Common Stock.

        IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amended Agreement on the date first written above.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
By:
Name
AIG GLOBAL SPORTS AND ENTERTAINMENT FUND, L.P.
By:		AIG GSEF, L.P., its General Partner
	By:	AIG GSEF INVESTMENTS, LTD., its General Partner
By:
Name: Title:
Registrable Securities
AIG GLOBAL EMERGING MARKETS FUND, L.L.C.
By:		AIG Capital Management Corp., its Managing Member
By:
Name: Peter Yu Title: Vice President
Registrable Securities
AIG GEM PARALLEL FUND, L.P.
By:		AIG Capital Management Corp., its General Partner
By:
Name: Peter Yu Title: Vice President
Registrable Securities

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  Exhibit 4.2
REGISTRATION RIGHTS AGREEMENT